EXHIBIT 5.1

October 20, 2008

Ohio Edison Company
c/o FirstEnergy Corp.
76 South Main Street
Akron, Ohio  44308

Re:           Ohio Edison Company, Registration Statement on Form S-3
 (Registration No. 333-153608-06)

Ladies and Gentlemen:

I am Associate General Counsel of FirstEnergy Corp., an Ohio corporation (“FirstEnergy”).  This opinion is furnished to you in connection with the registration, pursuant to a Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by Ohio Edison Company, an Ohio corporation and wholly owned subsidiary of FirstEnergy (the “Company”), of $275,000,000 aggregate principal amount of the Company’s First Mortgage Bonds 8.25% Series of 2008 due 2038 and $25,000,000 aggregate principal amount of the Company’s First Mortgage Bonds 8.25% Series of 2008 due 2018 (collectively, the “Bonds”) issued under a General Mortgage Indenture and Deed of Trust, dated as of January 1, 1998, from the Company to The Bank of New York Mellon (f/k/a The Bank of New York), as trustee (the “Trustee”), as heretofore amended and supplemented including by the Fourteenth Supplemental Indenture thereto dated as of October 1, 2008 (as so amended and supplemented, the “Mortgage”) and sold pursuant to the terms of separate Underwriting Agreements, dated October 15, 2008 and October 16, 2008, respectively, in each case among Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Greenwich Capital Markets, Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Scotia Capital (USA) Inc., as Representatives of the Underwriters listed on Schedule I thereto (collectively, the “Underwriters”) and Ohio Edison Company (collectively, the “Underwriting Agreements”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, I or persons under my supervision or control have reviewed originals or copies, certified or otherwise identified to my satisfaction, of the Mortgage, the form of the Bonds, the Underwriting Agreements, the Company’s Amended Articles of Incorporation, the Company’s Amended and Restated Code of Regulations and the minutes of meetings of the Board of Directors of the Company authorizing the issuance and sale of the Bonds.  In addition, I or persons under my supervision or control have reviewed originals, or copies certified or otherwise identified to my satisfaction, of such other such other instruments, certificates, records, receipts and documents and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have reviewed such questions of law, as I have deemed necessary or appropriate for purposes of this opinion.  In such review, I have also relied upon a certificate of an officer of the Trustee as to the Trustee’s due authorization, execution and delivery of the Mortgage and the authentication of the Bonds and have assumed that, except for documents signed by officers of the Company, the signatures on all documents examined by me or persons under my supervision or control are genuine, which assumptions I have not independently verified.

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Based upon the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that the Bonds have been validly issued and constitute valid and binding obligations of the Company.

My opinion is subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting mortgagees’ and other creditors’ rights and remedies generally and (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law).

I am a member of the bar of the State of Ohio, and this opinion is limited to the laws of the State of Ohio.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the applicable prospectus and prospectus supplements forming a part of the Registration Statement under the caption “Legal Matters”.  In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,
/s/ Wendy E. Stark
Wendy E. Stark
Associate General Counsel

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